SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☐           Definitive Additional Materials
☒           Soliciting Material under Rule 14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth Lashley
Irving A. Smokler
Red Rose Trading Estonia OU
Danielle Lashley
                                                John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐           Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by PL Capital Group

A copy of a letter to shareholders from the PL Capital Group is attached as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

AN IMPORTANT MESSAGE
FOR FELLOW SHAREHOLDERS OF CFS BANCORP, INC.
FROM THE PL CAPITAL GROUP

February 9, 2010

Dear Fellow CFS Bancorp, Inc. Shareholder:

At some point in the next few weeks, you should receive a proxy statement from CFS Bancorp, Inc. (“CFS Bancorp” or the “Company”), in connection with its 2010 Annual Meeting.  In the Company’s proxy statement, we anticipate that among other things, CFS Bancorp will seek your vote for the re-election of two incumbent directors.

We are writing to let you know that due to our frustration with the dismal performance of CFS Bancorp, the PL Capital Group has nominated one of its principals, Mr. John Palmer, a highly qualified candidate with extensive prior experience, to fill one of the two open seats, in opposition to the Company’s nominees.  We would like your support and encourage you to vote for John Palmer on the WHITE PROXY CARD when it becomes available.

We urge you to read the PL Capital Group’s and the Company’s proxy materials before you vote.  The proxy materials will contain background information on all of the director candidates and information on how to vote.  We expect to mail our proxy materials to you in March.

WHY ARE WE PROPOSING JOHN PALMER FOR CFS BANCORP’S BOARD, IN OPPOSITION TO THE CANDIDATES NOMINATED BY CFS BANCORP?

We believe the incumbents do not deserve to be re-elected and that a change is needed because under their leadership the Company’s financial performance has been dismal.  The two incumbent Directors whose terms are expiring this year and are expected to be re-nominated by CFS Bancorp are Thomas F. Prisby and Frank D. Lester.  They were last elected at the 2006 annual meeting.  Since that time, the following has occurred under their tenure:

•	CFS Bancorp’s Stock Price Declined 78% (December 31, 2006 through December 31, 2009);

•	CFS Bancorp’s Financial Performance has Been Dismal:

o	The Company Lost Money in 2008 and 2009 ($11.3 million in 2008 and $0.5 million in 2009);

o	Total Assets Declined 14% (from $1.25 billion at 12/31/06 to $1.08 billion at 12/31/09);

o	Tangible Equity Declined 15% (from $130 million at 12/31/06 to $110 million at 12/31/09);

o	Nonperforming Assets Increased 143% (from $28 million and 2.2% of assets at 12/31/06 to $68 million and 6.3% of assets at 12/31/09);

o	The Dividend Was Slashed 92% (from $0.48 per annum in 2006 to $0.04 in 2009); and

o	Tangible Book Value per Share Declined 13% (from $11.72/share at 12/31/06 to $10.25 at 12/31/09)

(Source: CFS Bancorp press releases and SNL Financial LLC)

•
Despite the dismal results, related party payments to CEO Thomas Prisby’s family members have significantly increased from approximately $280,000 in 2006 to over $650,000 in 2008 (including salaries and benefits paid to members of the Prisby family who work at the Company and payments to firm(s) where a Prisby family is employed, as disclosed in the Company’s proxy materials.  2009 figures are not yet available); and

•
Despite the dismal results, CEO Thomas Prisby’s total compensation continued to increase (his total compensation increased from $501,000 in 2006 to $526,000 in 2008--2009 figures are not yet available).

WHAT IS THE PL CAPITAL GROUP?

Based in Naperville, Illinois and Chatham, New Jersey, PL Capital Group is an investment firm which specializes in investing in the banking industry.  PL Capital Group owns 9.9% of CFS Bancorp’s common stock, and its investment strategy is to acquire significant stakes in undervalued and underperforming companies, such as CFS Bancorp, and aggressively advocate for improvements in corporate governance and financial performance for the benefit of ALL shareholders.

VOTE FOR JOHN PALMER

We urge you to read our materials before voting on the WHITE proxy card for John Palmer.  Those materials will contain background material on Mr. Palmer and detailed reasons why we believe he should be elected to CFS Bancorp’s board of directors at the upcoming annual meeting.  Please feel free to contact us using the contact information noted below.

We look forward to communicating with you again in the near future.  Please do not vote until you have read our proxy materials.

Best regards,

/s/ Richard Lashley	/s/ John Palmer
Mr. Richard Lashley, Principal	Mr. John Palmer, Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd.	20 East Jefferson Avenue, Suite 22
Chatham, NJ 07928	Naperville, IL 60540
(973) 360-1666	(630) 848-1340
(973) 360-1720 (fax)	(630) 848-1342 (fax)
RLashley@PLCapitalLLC.com	JPalmer@PLCapitalLLC.com

Important Information

PL Capital, LLC and its affiliates (the “PL Capital Group”) have nominated John W. Palmer as a nominee to CFS Bancorp, Inc.’s board of directors and intend to solicit votes for the election of Mr. Palmer as a member of the board (the “PL Capital Nominee”).  The PL Capital Group will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the PL Capital Nominee at the Company’s 2010 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the PL Capital Group, the PL Capital Nominee, CFS Bancorp and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by the PL Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Participants in Solicitation

The PL Capital Group consists of the following persons who will be participants in the solicitation from CFS Bancorp, Inc.’s shareholders of proxies in favor of the PL Capital Nominee: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth Lashley; Danielle Lashley; John W. Palmer; Irving A. Smokler and Red Rose Trading Estonia OU.  Such participants may have interests in the solicitation, including as a result of holding shares of CFS Bancorp’s common stock.  Information regarding the participants and their interests will be contained in the definitive proxy statement (when available) filed by the PL Capital Group with the SEC in connection with the Company’s 2010 Annual Meeting of Shareholders.